U.S. SECURITIES AND EXCHANGE COMMISSION

                     Washington D.C.  20549
              ____________________________________

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

                          (Check One):
[ X ] Form 10-K     [   ] Form 20-F     [   ] Form 11-K
[   ] Form 10-Q     [   ] Form N-SAR    [   ] Form 10-KSB
[   ] Form 10-QSB

For Period Ended:  August 31, 1999       SEC File Number 000-13041
[   ] Transition Report on Form 10-K       CUSIP Number __________
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR
[   ] For the Transition Period Ended:

_________________________________________________________________
PART I - REGISTRANT INFORMATION

TTI INDUSTRIES, INCORPORATED
 (Full Name of Registrant)


3838 Oak Lawn Avenue, Suite 1000
(Address of Principal Executive Office)

Dallas, Texas                                            75219
(City and State)                                       (Zip Code)

_________________________________________________________________
PART II - RULES 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

[ X ]     (a)  The reasons described in reasonable detail in Part
          III of this form could not be eliminated without unreasonable effort or expense;
          (b)  The subject quarterly report on Form
          10-QSB will be filed on or before the fifth calendar day following the prescribed due date; and
          (c)  The accountant's statement or other
          exhibit required by rule 12b-25(c) has been attached, if applicable.

_________________________________________________________________
PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB could not be filed within the prescribed time period.
Registrant's audit for the year ended August 31, 1999 has not been completed.

SEE ATTACHMENT III.
_________________________________________________________________
PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Frank Harrison, Sr.           214            (214) 520-1702
        (Name)                 (Area Code)    (Telephone Number)
_________________________________________________________________

(2)  Have all other periodic reports
     required under Section 13 or 15(d)
     of the Securities Exchange Act of
     1934 or Section 30 of the Investment
     Company Act of 1940 during the
     preceding 12 months been filed?    [X]   Yes      [   ]   No
_________________________________________________________________

(3)  Is it anticipated that any significant
     change in results of operations from
     the corresponding period for the last
     fiscal year will be reflected by the
     earnings statements to be included
     in the subject report or portion
     thereof?                        [  ]   Yes          [X]   No

     If so:  attach an explanation of the
     anticipated change, both narratively
     and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  TTI INDUSTRIES, INCORPORATED
          (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 30, 1999


                              By:    /s/ PIERRE KORSMOE
                                   ----------------------------
                              Name:     Pierre Korsmoe
                              Title: Chief Financial Officer


                            ATTENTION

Intentional misstatements or omissions constitute Federal
Criminal Violations (see 18 U.S.C. 1001).